Exhibit 99.1
HAIGHTS CROSS COMMUNICATIONS
PRESS RELEASE
Investor Contact:
Paul J. Crecca
(914) 289-9420
pjcrecca@haightscross.com
Editorial Contact:
Michael Stugrin
(562) 498-6353                                                                                                     FOR IMMEDIATE RELEASE
mstugrin@verizon.net
HAIGHTS CROSS COMMUNICATIONS
COMPLETES RECAPITALIZATION
White Plains, NY, August 15, 2007 – Haights Cross Communications, Inc. (HCC) today announced that having fulfilled all the requisite closing conditions pursuant to the previously disclosed recapitalization agreement dated June 29, 2007, on August 10, 2007 HCC completed the transactions contemplated by that agreement.
Under the terms of the recapitalization agreement, holders of the HCC’s previously outstanding Series B Senior Preferred Stock converted into approximately 82% of the outstanding shares of common stock, while the holders of HCC’s previously outstanding Series A and Series C Preferred Stock converted into approximately 15% of HCC’s common stock, and management acquired new shares of common stock under the terms of a management stock purchase agreement representing the remaining 3%. All previously outstanding shares of common stock were reclassified into one share of common stock in a reverse split and common stock warrants and options have been cancelled.
Under the terms of a shareholders agreement entered into at the closing of the recapitalization, HCC has a new six member Board of Directors composed of Mr. Peter J. Quandt, our current Chairman and Chief Executive Officer, and five persons designated by various former Series B and Series A holders.
Also on August 10, 2007, upon the closing of the recapitalization, HCC and certain former Series B holders entered into a release agreement, pursuant to which, among other things, such holders would dismiss a pending legal action against HCC filed by certain former Series B holders, in which they have asserted claims under 8 Del. Code. § 220 and under a certain Investors Agreement, dated December 10, 1999, seeking access to HCC’s books and records.

Evercore Partners served as financial advisor to the company in completing the recapitalization and will assist HCC in evaluating strategic alternatives, including a potential sale of some or all of the company.
About Haights Cross Communications:
Founded in 1997 and based in White Plains, NY, Haights Cross Communications is a premier educational and library publisher dedicated to creating the finest books, audio products, periodicals, software and online services, serving the following markets: K-12 supplemental education, public library and school publishing, audio books, and medical continuing education publishing. Haights Cross companies include: Sundance/Newbridge Educational Publishing (Northborough, MA), Triumph Learning (New York, NY), Buckle Down Publishing (Iowa City, IA), Options Publishing (Merrimack, NH), Recorded Books (Prince Frederick, MD), and Oakstone Publishing (Birmingham, AL). For more information, visit www.haightscross.com.
Safe Harbor Statement:
This press release contains certain forward-looking statements which you can identify by terms such as “subject to”, “might”, and similar expressions intended to identify forward-looking statements. These statements reflect the conditions upon which the transactions discussed in this release are contingent on certain future events the outcome of which is not certain. These uncertainties and other factors may cause our actual outcome of the transactions discussed in this release to be materially different from those expressed or implied by our forward-looking statements. In light of these uncertainties, there can be no assurance that the events and circumstances described in forward-looking statements contained in this press release will in fact occur. You should read this press release completely and with the understanding that our actual results may be materially different from what we expect. We will not update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.